Exhibit 99.1

Monroe Capital Corporation BDC Announces Strong Fourth Quarter Financial Results

CHICAGO, IL, March 4, 2016 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2015. The Board of Directors of Monroe also declared its first quarter dividend of $0.35 per share, payable on March 31, 2016 to stockholders of record on March 15, 2016.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2015 Financial Highlights

•	Net investment income of $5.0 million, or $0.39 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.1 million, or $0.40 per share

•	Net increase in net assets resulting from operations of $4.2 million, or $0.33 per share

•	Net asset value (“NAV”) of $184.5 million, or $14.19 per share

•	Paid quarterly dividend of $0.35 per share on December 30, 2015

•	Amended and extended the Company’s revolving credit facility, increased commitments to $160.0 million, reduced pricing by 25 bps and extended the facility’s maturity date by three additional years

Full Year 2015 Financial Highlights

•	Net investment income of $18.7 million, or $1.60 per share as compared to $15.1 million, or $1.57 per share, for the year ended December 31, 2014

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $18.8 million, or $1.61 per share as compared to $14.9 million, or $1.56 per share, for the year ended December 31, 2014

•	Net increase in net assets resulting from operations of $17.9 million, or $1.53 per share as compared to $13.9 million, or $1.45 per share for the year ended December 31, 2014

•	NAV of $184.5 million, or $14.19 per share, a $0.14 per share increase from $14.05 per share at December 31, 2014

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report continued strong earnings for the fourth quarter of 2015, with Adjusted Net Investment Income of $0.40 per share, comfortably covering our dividend of $0.35 per share. This quarter represents our seventh consecutive quarter of dividend coverage; a record we are quite proud of in the current market environment when many BDCs are struggling. We are pleased to continue to provide our stockholders consistent, strong quarterly results, a solid quarterly dividend and a very stable book value in a challenging market environment, when many of our BDC peers have experienced significant realized and unrealized losses and declines in both NAV and net investment income. We believe the Company has a solid, well performing investment portfolio, evidenced by zero exposure to the Metals and Mining and the Oil and Gas Exploration & Production industries, as designated by Standard and Poor’s, which have experienced significant performance issues and increased defaults. Finally, we have recently begun the process to take advantage of the new legislation allowing an upsize in the SBIC family of funds limitation and hope to be in a position to access additional SBA-guaranteed debentures on behalf of the Company in the coming months. Our current expectation is, pending SBA approval, to allocate up to an additional $80 million of SBA-guaranteed debentures to the Company, the terms of which are very favorable to the Company.”

Monroe Capital Corporation is the business development company affiliate of the award winning private debt investment firm and lender, Monroe Capital.

Growth of the Investment Portfolio

The following charts depict the growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2015	September 30, 2015
Consolidated Statements of Assets and Liabilities data:	(audited)	(unaudited)
Investments, at fair value	$341,091	$329,731
Total assets	$360,879	$343,504
Net asset value	$184,535	$179,868
Net asset value per share	$14.19	$14.21

	For the quarter ended
	December 31, 2015	September 30, 2015
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,005	$4,498
Adjusted net investment income (1)	$5,085	$4,498
Net gain (loss) on investments and secured borrowings	$(793)	$242
Net increase in net assets resulting from operations	$4,212	$4,740

Per share data:
Net investment income	$0.39	$0.36
Adjusted net investment income (1)	$0.40	$0.36
Net gain (loss) on investments and secured borrowings	$(0.06)	$0.02
Net increase in net assets resulting from operations	$0.33	$0.38

________

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 55 portfolio companies, with a total fair value of $341.1 million, as of December 31, 2015 as compared to debt and equity investments in 55 portfolio companies, with a total fair value of $329.7 million, as of September 30, 2015. The Company’s portfolio consists primarily of first lien loans, representing 75.9% of the portfolio as of December 31, 2015 and 77.5% of the portfolio as of September 30, 2015. As of December 31, 2015, the weighted average contractual yield on the Company’s investments was 10.3% and the effective yield was 10.6% as compared to the weighted average contractual yield of 10.5% and effective yield of 10.7% as of September 30, 2015.

Financial Review

Results of Operations: Fourth Quarter 2015

Net investment income for the quarter ended December 31, 2015 totaled $5.0 million, or $0.39 per share, compared to $4.5 million, or $0.36 per share, for the quarter ended September 30, 2015. Adjusted Net Investment Income was $5.1 million, or $0.40 per share, for the quarter ended December 31, 2015, compared to $4.5 million, or $0.36 per share, for the quarter ended September 30, 2015. The increase in Adjusted Net Investment Income was primarily driven by an increase in interest and dividend income, partially offset by an increase in expenses. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings – see Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. The Company’s investment income increased by $0.06 per share during the fourth quarter, driven primarily by increase in the size of the investment portfolio and an increase in dividend income. The increase in the Company’s expenses during the quarter is driven by increases in interest expense as a result of higher average borrowings on the Company’s revolving credit facility and increases in base management fees, both as a result of the increase in the size of the investment portfolio.

Net gain (loss) on investments and secured borrowings was ($0.8) million for the quarter ended December 31, 2015, compared to $0.2 million for the quarter ended September 30, 2015. The net loss on investments and secured borrowings during the quarter ended December 31, 2015 was primarily the result of net unrealized mark-to-market losses on investments in the portfolio, due in part to market conditions. These net unrealized mark-to-market losses were partially offset by a realized gain on an equity position during the quarter.

Net increase in net assets resulting from operations was $4.2 million, or $0.33 per share, for the quarter ended December 31, 2015, compared to $4.7 million, or $0.38 per share, for the quarter ended September 30, 2015. This decrease is primarily the result of increased net mark-to-market declines on the portfolio during the quarter, due in part to market conditions. These net unrealized mark-to-market declines were partially offset by an increase in net investment income. The Company’s NAV decreased very slightly on a per share basis to $14.19 per share at December 31, 2015 from $14.21 per share at September 30, 2015.

Results of Operations: Full Year 2015

Net investment income for the year ended December 31, 2015 totaled $18.7 million, or $1.60 per share, compared to $15.1 million, or $1.57 per share, for the year ended December 31, 2014. Adjusted Net Investment Income was $18.8 million, or $1.61 per share, for the year ended December 31, 2015, compared to $14.9 million, or $1.56 per share, for the year ended December 31, 2014. On a per share basis, the increase in Adjusted Net Investment Income per share is primarily driven by a $0.04 per share increase in investment income. The increase in investment income is primarily driven by a $0.07 per share increase in core investment income (including cash interest, payment-in-kind interest and dividend income), partially offset by a $0.03 per share decline in prepayment and other fees and paydown gains (losses) during the year.

Net gain (loss) on investments and secured borrowings was ($0.8) million for the year ended December 31, 2015, compared to ($1.2) million for the year ended December 31, 2014. During the year ended December 31, 2015, the Company experienced a smaller net mark-to-market decline in the fair market value of the portfolio when compared to the prior year.

Net increase in net assets resulting from operations was $17.9 million, or $1.53 per share, for the year ended December 31, 2015, compared to $13.9 million, or $1.45 per share, for the year ended December 31, 2014. This increase is primarily the result of increases in net investment income during the year as well as less significant net mark-to-market declines on the portfolio during the year. The Company’s NAV increased to $14.19 per share at December 31, 2015 from $14.05 per share at December 31, 2014.

Liquidity and Capital Resources

At December 31, 2015, the Company had $5.3 million in cash, $8.6 million in cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $123.7 million of total debt outstanding on its revolving credit facility and $40.0 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2015, the Company had $36.3 million available for additional borrowings on its revolving credit facility and had drawn all of its available SBA-guaranteed debentures.

On December 14, 2015, the Company closed an amendment and extension of its revolving credit facility with ING Capital LLC, as agent. The amended facility included a $25.0 million increase in the size of the Company’s revolver commitments, from $135.0 million to $160.0 million, and an expansion of the accordion feature to $300.0 million to support the Company’s future growth. The amended facility immediately reduced pricing by 25 bps to LIBOR plus 3.00% per annum. The amended facility has a five-year maturity, extending the maturity date from December 19, 2017 to December 14, 2020. The amended facility also includes more flexible terms regarding eligible collateral and advance rates against portfolio assets.

SBIC Subsidiary

As of December 31, 2015, MRCC SBIC had $20.0 million in regulatory capital and leveragable capital and cash and investments at fair value of $8.6 million and $53.7 million, respectively. Additionally, MRCC SBIC had $40.0 million in SBA-guaranteed debentures outstanding.

The SBA historically limited a related group of SBIC’s, referred to as a “family of funds,” to a maximum of $225.0 million in total borrowings. On December 18, 2015, this limitation was raised to $350.0 million in total borrowings. As the Company has other affiliated SBICs already in operation, MRCC SBIC was historically limited to a maximum of $40.0 million in borrowings. During February 2016, the Company began the process to take advantage of the upsize in the SBA family of funds limitation by submitting an application to the SBA for $80.0 million in additional SBA-guaranteed debentures. While there is no guarantee that the SBA will grant this request, management believes that MRCC SBIC is a good candidate to receive these SBA-guaranteed debentures, the terms of which are very favorable to the Company.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2015		September 30, 2015
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,005	$0.39	$4,498	$0.36
Net capital gains incentive fee	-	-	-	-
Excise taxes	80	0.01	-	-
Adjusted Net Investment Income	$5,085	$0.40	$4,498	$0.36

	For the year ended
	December 31, 2015		December 31, 2014
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$18,741	$1.60	$15,075	$1.57
Net capital gains incentive fee	-	-	(206)	(0.02)
Excise taxes (1)	80	0.01	70	0.01
Adjusted Net Investment Income	$18,821	$1.61	$14,939	$1.56

 ________

(1)	The Company revised the definition of Adjusted Net Investment Income during the fourth quarter of 2015 to exclude excise taxes. As such, Adjusted Net Investment Income for the year ended December 31, 2014 was adjusted from prior disclosure to conform to the revised definition.

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2015 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Friday, March 4, 2016 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 54550833.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 4, 2016.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31, 2015	September 30, 2015	December 31, 2014
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$295,819	$286,716	$210,318
Non-controlled affiliate company investments	38,747	34,656	16,596
Controlled affiliate company investments	6,525	8,359	6,621
Total investments, at fair value (amortized cost of: $342,738, $330,480 and $234,098, respectively)	341,091	329,731	233,535
Cash	5,278	4,665	4,561
Restricted cash	8,588	4,444	1,176
Interest receivable	1,606	1,580	952
Deferred financing costs, net	3,569	2,603	2,479
Other assets	747	481	882
Total assets	360,879	343,504	243,585

LIABILITIES
Revolving credit facility	123,700	116,200	82,300
SBA debentures payable	40,000	40,000	20,000
Secured borrowings, at fair value (proceeds of: $2,535, $2,935 and $4,134, respectively)	2,476	2,843	4,008
Payable for open trades	5,297	-	-
Interest payable	577	386	244
Management fees payable	1,503	1,371	1,050
Incentive fees payable	1,251	1,124	1,140
Accounts payable and accrued expenses	1,540	1,712	1,105
Total liabilities	176,344	163,636	109,847
Net assets	$184,535	$179,868	$133,738

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 13,008, 12,661 and 9,518
shares issued and outstanding, respectively	$13	$13	$10
Capital in excess of par value	184,419	179,410	134,803
Undistributed net investment income (accumulated distributions in excess of net investment income)	1,692	1,104	(639)
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(1,589)	(659)	(436)
Total net assets	$184,535	$179,868	$133,738
Net asset value per share	$14.19	$14.21	$14.05

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
	(unaudited)		(audited)
Investment income:
Interest and dividend income:
Non-controlled/non-affiliate company investments	$8,386	$7,808	$31,898	$28,777
Non-controlled affiliate company investments	1,352	1,069	3,873	925
Controlled affiliate company investments	388	295	1,127	211
Total investment income	10,126	9,172	36,898	29,913

Operating expenses:
Interest and other debt financing expenses	1,612	1,434	5,400	4,342
Base management fees	1,503	1,370	5,129	4,091
Incentive fees	1,251	1,124	4,685	3,512
Professional fees	178	226	835	1,138
Administrative service fees	250	279	1,078	876
General and administrative expenses	327	241	1,030	879
Total expenses	5,121	4,674	18,157	14,838
Net investment income	5,005	4,498	18,741	15,075

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	137	167	304	299
Net realized gain (loss) on investments	137	167	304	299

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(1,470)	(511)	(1,944)	(2,298)
Non-controlled affiliate company investments	3,700	1,904	6,585	524
Controlled affiliate company investments	(3,127)	(1,275)	(5,726)	237
Net change in unrealized appreciation (depreciation) on investments	(897)	118	(1,085)	(1,537)

Net change in unrealized (appreciation) depreciation on secured borrowings	(33)	(43)	(68)	72

Net gain (loss) on investments and secured borrowings	(793)	242	(849)	(1,166)

Net increase (decrease) in net assets resulting from operations	$4,212	$4,740	$17,892	$13,909

Per common share data:
Net investment income per share - basic and diluted	$0.39	$0.36	$1.60	$1.57
Net increase in net assets resulting from operations per share - basic and diluted	$0.33	$0.38	$1.53	$1.45
Weighted average common shares outstanding - basic and diluted	12,861	12,545	11,683	9,596

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014

Interest income	$9,046	$8,588	$32,861	$26,767
Dividend income	301	-	301	-
Fee income	158	117	1,401	1,505
Prepayment gain (loss)	301	159	1,230	952
Accretion of discounts and amortization of premium	320	308	1,105	689
Total investment income	$10,126	$9,172	$36,898	$29,913

The composition of the Company’s interest expense and other debt financing expenses was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014

Interest expense - credit facility	$1,039	$884	$3,290	$3,183
Interest expense - SBA debentures	329	303	1,080	161
Amortization of deferred financing costs	190	185	742	576
Interest expense - secured borrowings	42	48	198	374
Other	12	14	90	48
Total interest and other debt financing expenses	$1,612	$1,434	$5,400	$4,342

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, asset based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2015, 2014 and 2013 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower Mid-Market Lender of the Year, 2014 Senior Lender of the Year, and the 2013 Unitranche Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Douglas Allen
BackBay Communications
(646) 722-4270
Email: doug.allen@backbaycommunications.com